                AMENDMENT TO TRANSFER AGENCY AND REGISTRAR AGREEMENT

     This Amendment dated as of __________, 1998 (the "Amendment") is made to the Transfer Agency and Registrar Agreement, dated as of the 7th day of November, 1996 (the "Agreement") between The Munder Framlington Funds Trust (the "Trust") and First Data Investor Services Group, Inc. ("FDISG") (then known as The Shareholder Services Group, Inc.).

     The Trust and FDISG agree that the Agreement shall, as of the date first written above, be amended as follows:

     1. Schedule A, "Fee Schedule," of the Agreement shall be deleted in its entirety and the Schedule A attached hereto shall be substituted in its place; and

     2.   Exhibit 1 to the Agreement shall be deleted in its entirety and
          Exhibit 1 attached hereto shall be substituted in its place.

     In all other respects, the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first written above.


THE MUNDER FRAMLINGTON FUNDS TRUST


By:
   -------------------------------------
Title:
      ----------------------------------


FIRST DATA INVESTOR SERVICES GROUP, INC.

By:
   -------------------------------------
Title:
      ----------------------------------


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                                      SCHEDULE A
                                 TRANSFER AGENT FEES



1)  Asset Based Charge:  Based on the total net assets of the Companies ( as defined below*)

                         First $2.8 billion of aggregate net assets @ 2.0 basis points
                         Next $2.2 billion of aggregate net assets @ 1.5 basis points
                         Over $5 billion of aggregate net assets @ 1.0 basis points

                         With a minimum of $160,000 per annum in the aggregate for the Framlington Funds

  Other Fees:            Each IRA account will be charged $10.00 per annum NSCC
                         Transaction Charge is $.15 per financial transaction

2)  System Development:  Client defined system enhancements will be agreed upon by Transfer Agent and Munder Capital and billed at a rate of $100.00 per hour

*Companies shall include The Munder Funds Trust, The Munder Funds, Inc. (other than the Munder All-Season Aggressive Fund, Munder All-Season Moderate Fund and Munder All-Season Conservative Fund), St. Clair Funds, Inc. and The Munder Framlington Funds Trust


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                                     EXHIBIT 1
                                 LIST OF PORTFOLIOS
                            dated               , 1998

The Munder Framlington Funds Trust

Munder Framlington International Growth Fund
Munder Framlington Emerging Markets Fund
Munder Framlington Healthcare Fund
Munder Framlington Global Financial Services Fund